                                                                     Exhibit 2.2

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            A.S. Environmental, Inc.
                     First Financial Alliance Partners, Inc.
                                Tom J. Fatjo, Jr.
                                Tom J. Fatjo, III
                                       and
                                  Alan B. Harp

                                  a
                                      n
                                          d

                      Commodore Applied Technologies, Inc.
                                       and
                            CXI-ASE Acquisition Corp.



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                                TABLE OF CONTENTS

1.  THE MERGER AND RELATED MATTERS..........................................  2
         1.1      Merger....................................................  2
         1.2      Conversion of Stock.......................................  3
         1.3      Exchange..................................................  3

2.  CLOSING.................................................................  3
         2.1      Closing...................................................  3
         2.2      Deliveries at Closing.....................................  3

3.  REPRESENTATIONS AND WARRANTIES OF THE ASE SHAREHOLDERS..................  3
         3.1      Organization, Standing and Qualification..................  3
         3.2      Capitalization............................................  4
         3.3      Corporate Documents.......................................  4
         3.4      Ownership and Merger......................................  4
         3.5      No Violations; Consents...................................  4
         3.6      No Operations, Etc........................................  5
         3.7      Litigation................................................  5
         3.8      Brokers...................................................  5
         3.9      Disclosure................................................  5
         3.10     Government Authorizations and Regulations.................  5
         3.11     Closing...................................................  5

4.  REPRESENTATIONS AND WARRANTIES OF COMMODORE AND
      CXI-ASE ACQUISITION CORP. ............................................  6
         4.1      Corporate Organization, Standing..........................  6
         4.2      Authorization of Agreement................................  6
         4.3      Brokers...................................................  6
         4.4      Authorization for Commodore Common Stock..................  6
         4.5      SEC Documents.............................................  6
         4.6      Tax Representations.......................................  7

5.  COVENANTS OF THE ASE SHAREHOLDERS.......................................  8
         5.1      Access to Information and Corporate Records...............  8
         5.2      Corporate Matters.........................................  8
         5.3      Conduct of Business.......................................  8
         5.4      Business Organization.....................................  9

6.  CONDITIONS TO CLOSING - COMMODORE AND CXI-ASE ACQUISITION
      CORP. ................................................................  9
         6.1      Representations and Warranties of the ASE Shareholders....  9



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         6.2      Covenants of the ASE Shareholders and ASE...............  9
         6.3      Good Standing........................................... 10
         6.4      Proceedings and Instruments Satisfactory................ 10
         6.5      Opinion of the ASE Shareholders' Counsel................ 10
         6.6      Access to Corporate Records, etc........................ 10
         6.7      No Adverse Change....................................... 10
         6.8      Absence of Litigation................................... 10
         6.9      Corporate Resolutions................................... 10
         6.10     Inter Sese Release...................................... 10
         6.11     Conditions to Sciences Merger Agreement................. 11
         6.12     Escrow Agreement........................................ 11
         6.13     Consents................................................ 11
         6.14     Resignations............................................ 11
         6.15     Commodore's and CXI-ASE Acquisition Corp.'s
                   Merger Consideration................................... 11

7.  CONDITIONS OF CLOSING - THE ASE SHAREHOLDERS.......................... 11
         7.1      Representations and Warranties of Commodore
                  and CXI-ASE Acquisition Corp............................ 11
         7.2      Covenants of Commodore and CXI-ASE Acquisition Corp..... 11
         7.3      Corporate Resolutions................................... 11
         7.4      Non-Taxable Event....................................... 12
         7.5      Opinion of Counsel...................................... 12
         7.6      AMEX Listing............................................ 12
         7.7      Material Adverse Effect................................. 12
         7.8      Registration Rights Agreement........................... 12
         7.9      ASE Merger Consideration................................ 12

8.  TERMINATION PRIOR TO CLOSING.......................................... 12
         8.1      Termination............................................. 12
         8.2      Effect on Obligations................................... 13

9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................ 13
         9.1      Commodore's Reliance.................................... 13
         9.2      The ASE Shareholders' Reliance.......................... 13

10.  INDEMNIFICATION...................................................... 14
         10.1     Obligation of the ASE Shareholders to Indemnify......... 14
         10.2     Obligation of Commodore to Indemnify.................... 14
         10.3     Procedure............................................... 15
         10.4     Adjustment of Liability................................. 16
         10.5     Limitation on Indemnification........................... 16
         10.6     Payment................................................. 16
         10.7     Sole and Exclusive Remedy............................... 15

11.  MISCELLANEOUS........................................................ 17



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        11.1     Notices................................................. 17
        11.2     Entire Agreement........................................ 18
        11.3     Amendments.............................................. 19
        11.4     Waivers; Remedies....................................... 19
        11.5     Execution and Delivery.................................. 19
        11.6     Exhibits and Schedules.................................. 19
        11.7     Drafting................................................ 19
        11.8     Recitals................................................ 19
        11.9     Attorney and Professional Fees.......................... 19
        11.10    Captions................................................ 19
        11.11    Controlling Law......................................... 19
        11.12    Implementing Agreement.................................. 19





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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER is dated as of September 11, 1996 by and between (i) A.S. Environmental, Inc., a corporation organized and existing under the laws of the State of Delaware ("ASE"); (ii) the holders of all of the issued and outstanding shares of capital stock of ASE: First Financial Alliance Partners, Inc., Tom J. Fatjo, Jr., Tom J. Fatjo, III and Alan B. Harp (the "ASE Shareholders"), (iii) Commodore Applied Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware ("Commodore"), and (iv) CXI-ASE Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("CXI-ASE Acquisition Corp.").

                                R E C I T A L S:

         WHEREAS, ASE, pursuant to a Letter of Intent dated June 20, 1996 (the "Sciences Letter of Intent"), has an agreement with the shareholders (the "Sciences Shareholders") of Advanced Sciences, Inc. ("Sciences") to acquire all of the issued and outstanding shares of capital stock of Sciences; and

         WHEREAS, Commodore, pursuant to a Letter of Intent dated July 12, 1996, has an agreement with the ASE Shareholders to acquire all of the issued and outstanding shares of capital stock of ASE and Sciences (the "ASE Letter of Intent"); and

         WHEREAS, the ASE Shareholders own all of the issued and outstanding shares of capital stock of ASE and the Sciences Shareholders own all of the issued and outstanding capital stock of Sciences; and

         WHEREAS, Commodore, Sciences, the Sciences Shareholders, ASE and the ASE Shareholders have agreed that, contrary to the terms of the Sciences Letter of Intent and the ASE Letter of Intent, ASE will not acquire the capital stock of Sciences; rather, Commodore will acquire directly the capital stock of each of Sciences and ASE in separate but simultaneous and contingent transactions; and

         WHEREAS, Commodore owns all of the issued and outstanding shares of capital stock of CXI-ASE Acquisition Corp.; and

         WHEREAS, Commodore and CXI-ASI Acquisition Corp. have entered into an Agreement and Plan of Merger with Sciences, the Sciences Shareholders, dated the date of this Agreement, whereby CXI-ASI Acquisition Corp. will be merged with and into Sciences (the "Sciences Merger Agreement"); and

         WHEREAS, subject to the terms and conditions set forth in this Agreement and in the Sciences Merger Agreement, Commodore, CXI-ASE Acquisition Corp., ASE and the ASE Shareholders have agreed that CXI-ASE Acquisition Corp. will be merged with and into ASE in a merger intended to qualify as a tax-free reorganization under Section 368(a)(2)(E);

         NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, agreements, representations and warranties contained herein, and subject to the satisfaction or waiver of the conditions contained herein, the parties, each intending to be legally bound hereby, agree as follows:

                       1. THE MERGER AND RELATED MATTERS.

         1.1 Merger

                  A. Upon the terms and subject to the conditions of this Agreement, CXI-ASE Acquisition Corp. shall be merged with and into ASE (the "Merger") in accordance with the Delaware General Corporation Law ("DGCL"). ASE shall be the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall continue its corporate existence under, be organized under and be governed by the DGCL and shall possess all the rights and assets of CXI-ASE Acquisition Corp. and ASE and be subject to all of the liabilities and obligations of CXI-ASE Acquisition Corp. and ASE in accordance with the provisions of the DGCL.

                  B. The Merger shall be effective when a properly executed Certificate of Merger (together with any other documents required to effectuate the Merger) shall have been filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, which filing shall be made as soon as practical after the Closing, and the Secretary of State of the State of Delaware shall have issued its Certificate of Merger in accordance with the provisions of the DGCL (the "Effective Time"). The Merger shall have the effects set forth in the DGCL.

                  C. The Certificate of Incorporation and the Bylaws of CXI-ASE Acquisition Corp., as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended.

                  D. The directors and officers of CXI-ASE Acquisition Corp. immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed.

         1.2 Conversion of Stock.

                  A. At the Effective Time, by virtue of the Merger and without any action on the part of the ASE Shareholders, each of the 1,000 shares of Common Stock of ASE


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         which are owned by the ASE Shareholders as shown on Schedule 1.2A and which are outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate formerly representing such shares pursuant to Section 1.3, 450 shares of Commodore Common Stock (the "ASE Merger Consideration") so that when all outstanding shares of ASE is surrendered, a total of 450,000 shares of Common Stock of Commodore will be issued in consideration therefore.

                  B. Each share of CXI-ASE Acquisition Corp. Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

         1.3 Exchange. At the Closing, the ASE Shareholders shall surrender to Commodore the certificates formerly representing all of the issued and outstanding Common Stock of ASE. As of and after the Effective Time, the ASE Shareholders shall not have any rights as holders of the Common Stock of the Surviving Corporation other than to receive the ASE Merger Consideration.

                                   2. CLOSING.

         2.1 Closing. Subject to the provisions of Sections 6 and 7, the closing ("Closing") of the Merger shall take place on or before September 30, 1996, at such place and time as the parties may mutually agree in writing. The date on which the Closing occurs is sometimes hereinafter referred to as the "Closing Date."

         2.2 Deliveries at Closing. In addition to the exchange of stock described in Section 1.3, the parties shall deliver an executed copy of the Plan of Merger in the form of that attached hereto as Schedule 2.2 and the documents and other items required pursuant to Sections 6 and 7.

           3. REPRESENTATIONS AND WARRANTIES OF THE ASE SHAREHOLDERS.

         As an inducement to Commodore and CXI-ASE Acquisition Corp. to enter into this Agreement and consummate the transactions contemplated hereby, the ASE Shareholders, jointly and severally, represent and warrant to Commodore and CXI-ASE Acquisition Corp. that:

         3.1 Organization, Standing and Qualification. ASE is a corporation duly organized, validly existing and in good standing under the laws of Delaware; it has the corporate power and lawful authority to own, lease and operate its assets, properties, subsidiaries and business and to carry on its business, all as now conducted.

         3.2 Capitalization. The authorized capital stock of ASE consists of 10,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are issued. All of such issued


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shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them were issued in violation of any preemptive or other right. ASE is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of ASE or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of ASE, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of ASE or other security exercisable or convertible into any capital stock or any other security of ASE.

         3.3 Corporate Documents. The copies of the Certificate of Incorporation of ASE and all amendments thereto to date, certified by the Secretary of State of Delaware, and the By-Laws of ASE as amended to date, certified by the Secretary of ASE, which have been or will be delivered to Commodore and CXI-ASE Acquisition Corp., are complete and correct, and the minute books of ASE, which the ASE Shareholders will make available to Commodore and CXI- ASE Acquisition Corp. and their counsel prior to the Closing Date, correctly reflect all corporate actions taken at the meetings reported therein and correctly record all resolutions.

         3.4 Ownership and Merger. The ASE Shareholders own the ASE Common Stock beneficially and of record, free and clear of all liens of any nature. The ASE Shareholders have the full right and power to consummate the Merger without obtaining the consent of any other person or governmental authority. The Merger is not subject to registration under applicable federal and state securities laws.

         3.5 No Violations; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body, the Certificate of Incorporation or By-Laws of ASE, or any lease, bond, mortgage, note, loan agreement, credit agreement or facility, indenture or any other material agreement to which any ASE Shareholder or ASE is a party or by which they may be bound, or of any order, judgment or decree applicable to it or them, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the ASE Shareholders or ASE, or terminate or result in the termination of any such agreement, or in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation, or suspension of, any of the licenses, franchises, approvals, certificates, permits or authorization held by ASE. No consent is required from any third party in order for any ASE Shareholder to validly and lawfully perform his or its obligations hereunder.

         3.6 No Operations, Etc. Since incorporation, ASE has conducted no operations or business of any type whatsoever, except the negotiation and execution of the Sciences Letter of Intent, the ASE Letter of Intent and this Agreement. Except for the Sciences Letter of Intent, and the ASE Letter of Intent, ASE: has no assets, has no equity investment in any entity and is not a party to any loan or any other agreement of any type whatsoever, whether verbal or

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written. ASE has no and since incorporation has never had any equipment, liabilities, (contingent or otherwise), employees, employee benefits plans or insurance agreements. ASE has established a bank account to which the ASE Shareholders contributed $1,000, the balance of which will be withdrawn immediately prior to the Effective Time; however, all costs and expenses associated with the negotiation and execution of the Sciences Letter of Intent, the ASE Letter of Intent and this Agreement have been and shall be borne by the ASE Shareholders individually. ASE has not assigned or otherwise transferred its rights under the Sciences Letter of Intent except pursuant to the ASE Letter of Intent and this Agreement.

         3.7 Litigation. ASE is not a party to, or to the knowledge of the ASE Shareholders, threatened with, any litigation or judicial, administrative or arbitration proceedings, or any unasserted claims reasonably possible of assertion.

         3.8 Brokers. No finder, broker, agent or similar intermediary has acted for or on behalf of ASE in connection with this Agreement or the transactions contemplated hereby, and no finder, broker, agent or similar intermediary is entitled to any finder's, broker's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the ASE Shareholders or any action taken by ASE or the ASE Shareholders.

         3.9 Disclosure. No representation, warranty or covenant by the ASE Shareholders in this Agreement nor any Schedule, statement, list or certificate furnished or to be furnished to Commodore and CXI-ASE Acquisition Corp. pursuant thereto, or in connection with the transactions contemplated hereby, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         3.10 Governmental Authorizations and Regulations. No licenses, franchises, permits and other governmental authorizations are necessary to operate and to conduct its businesses.

         3.11 Closing. At Closing, all of the representations and warranties contained herein will be true and accurate.

                 4. REPRESENTATIONS AND WARRANTIES OF COMMODORE
                          AND CXI-ASE ACQUISITION CORP.

         Each of Commodore and CXI-ASE Acquisition Corp., as applicable, represents and warrants to the ASE Shareholders as follows:

         4.1 Corporate Organization, Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by Commodore and CXI-ASE Acquisition Corp. and, subject to the due


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authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Commodore and CXI-ASE Acquisition Corp.. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment and compliance with the terms and conditions hereof do not and will not after the giving or notice, or the lapse of time, or otherwise: (A) violate any provisions of any judicial or administrative order, award, judgment or decree applicable to Commodore and CXI-ASE Acquisition Corp., or (B) conflict with any of the provisions of the Certificate of Incorporation or By-Laws of Commodore and CXI-ASE Acquisition Corp., or (C) conflict with, result in a breach of or constitute a default under any agreement or instrument to which Commodore or CXI-ASE Acquisition Corp. is a party or by which it is bound.

         4.3 Brokers. No finder, broker, agent or similar intermediary has acted for or on behalf of Commodore or CXI-ASE Acquisition Corp. in connection with this Agreement or the transactions contemplated hereby, and no finder, broker, agent or similar intermediary is entitled to any finder's, broker's or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Commodore or CXI-ASE Acquisition Corp. or any action taken by Commodore or CXI-ASE Acquisition Corp..

         4.4 Authorization for Commodore Common Stock. Except as set forth in
Section 7.6, Commodore has taken all necessary action to permit it to issue the number of shares of Commodore Common Stock required to be issued pursuant to the terms of this Agreement. The shares of Commodore Common Stock issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and nonassessable and will not be in violation of preemptive rights. The Commodore Common Stock issuable pursuant to this Agreement will, when issued, be listed on the AMEX.

         4.5 SEC Documents. The Prospectus dated June 28, 1996 and related documents filed by Commodore with the Securities and Exchange Commission, copies of which have been delivered to the ASE Shareholders (the "SEC Documents"), complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Commodore included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Commodore and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information, for normal year-end adjustments).

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         4.6 Tax Representations. Commodore, in order to assist ASE in achieving a tax-free reorganization under Section 368(a) of the Code, hereby represents to and covenants with the ASE Shareholders that:

                  A. Commodore has no present plan or present intention to cause ASE, after the Merger, to issue any additional shares of ASE's stock that would result in Commodore not being in control of ASE within the meaning of Section 368(c) of the Code;

                  B. Commodore has no present plan or present intention to liquidate ASE, to merge ASE into another corporation, to cause ASE to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the target acquired from the ASE Shareholders in the transaction, except for transfers described in Section 368(a)(2)(C) of the Code;

                  C. Commodore has no present plan or present intention to reacquire any of the Commodore Common Stock issued in connection with the Merger;

                  D. The liabilities of CXI-ASE Acquisition Corp. assumed by ASE pursuant to the Merger and the liabilities to which the transferred assets of CXI-ASE Acquisition Corp. are subject were incurred by CXI-ASE Acquisition Corp. in the ordinary course of its business;

                  E. Following the Merger, Commodore presently plans and intends to cause ASE to continue its historic business or use a significant portion of its historic business assets in a business; and

                  F. In all reports, returns, statements and other filings with tax authorities, Commodore will and will cause ASE to report the Merger as a reorganization described in Section 368(a) of the Code and will not take any position inconsistent with such treatment.

                      5. COVENANTS OF THE ASE SHAREHOLDERS.

         The ASE Shareholders covenant and agree with Commodore and CXI-ASE Acquisition Corp. that they will perform, or will cause ASE to perform, the following covenants between the date hereof and the Closing Date (which covenants shall survive the Closing);

         5.1 Access to Information and Corporate Records. The ASE Shareholders shall cause ASE to provide Commodore and CXI-ASE Acquisition Corp. and their counsel, accountants and other representatives full access during normal business hours to all of the properties, books, accounts, records, contracts and documents of and relating to ASE. The ASE Shareholders shall cause ASE to furnish to Commodore and CXI-ASE Acquisition Corp. and their counsel,

                                        7


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accountants and other representatives all documents and other information concerning the business, finances and properties of ASE which Commodore and CXI-ASE Acquisition Corp. may reasonably request from time to time and hereby authorizes and directs the accountants and auditors of ASE to make available to Commodore and CXI-ASE Acquisition Corp. and their representatives all financial information concerning ASE which is in its possession, including their work papers. Nothing contained in this Section 5.1 shall in any way affect the survival of the representations and warranties of the ASE Shareholders as is hereinafter provided.

         5.2 Corporate Matters. The ASE Shareholders shall not permit ASE to:

                  A. Amend its Certificate of Incorporation or By-Laws;

                  B. Issue any additional shares of its capital stock;

                  C. Issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments for the issuance of transfer of shares of its capital stock;

                  D. Enter into any merger, consolidation, reorganization or recapitalization or reclassification or its stock other than as necessary to perform this Agreement;

                  E. Declare or pay any dividend on or make any distribution in respect of its capital stock;

                  F. Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

                  G. Agree to do any of the foregoing acts.

         5.3 Conduct of Business. Between the date of this Agreement and the Closing Date, except as otherwise permitted by the prior written consent of Commodore and CXI-ASE Acquisition Corp., which will not be unreasonably withheld or delayed, the ASE Shareholders agree that:

                  A. ASE will conduct its respective business and operations only in the ordinary course, will maintain all of its properties and assets in a manner consistent with prior practice and will perform all material obligations under all agreements binding upon it;

                  B. ASE will not become a party to any agreement;

                  C. ASE will not enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to it or its properties or business and involving a payment of commitment by it exceeding, in the aggregate, $10,000;

                                        8


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                  D. ASE will not borrow any money or incur or guarantee any debt for borrowed money except in the ordinary course of business;

                  E. ASE will not lend any money or otherwise pledge the credit of ASE except in the ordinary course of business; and

                  F. ASE will not knowingly fail in any material respect to comply with any laws, ordinances, regulations or governmental restrictions applicable to ASE.

         5.4 Business Organization. The ASE Shareholders shall cause ASE to use its best efforts, without making any commitments to Commodore and CXI-ASE Acquisition Corp., to preserve its respective business organization intact, to keep available to ASE the services of its present officers and members of the Board of Directors and to preserve and maintain its present relationships with suppliers, customers, lessors and others having business relationships with it.

                6. CONDITIONS TO CLOSING - COMMODORE AND CXI-ASE
                                ACQUISITION CORP.

         6.1 Representations and Warranties of the ASE Shareholders. The representations and warranties (whether or not so captioned) of the ASE Shareholders made in this Agreement or in any schedule, document or certificate delivered to Commodore and CXI-ASE Acquisition Corp. pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         6.2 Covenants of the ASE Shareholders and ASE. The ASE Shareholders and ASE shall each have fully performed and complied with all material covenants, terms and agreements (whether or not so captioned) to be performed and complied with by them on or before the Closing Date.

         6.3 Good Standing. The ASE Shareholders shall have delivered to Commodore and CXI-ASE Acquisition Corp. a good standing certificate as to ASE issued by the Secretary of State of Delaware, dated as of a date within ten (10) days of the Closing Date.

         6.4 Proceedings and Instruments Satisfactory. All proceedings taken in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be satisfactory in form and substance to Commodore and CXI-ASE Acquisition Corp. and their counsel.

         6.5 Opinion of the ASE Shareholders' Counsel. Commodore and CXI-ASE Acquisition Corp. shall have received an opinion of counsel for the ASE Shareholders dated the Closing Date and in form acceptable to Commodore and CXI-ASE Acquisition Corp..

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



         6.6 Access to Corporate Records, etc. Commodore and CXI-ASE Acquisition Corp. and their counsel, auditors and other representatives shall have had free access to the corporate and financial records, title deeds and other documents of ASE and shall have obtained such information and assistance from the officers and directors of ASE in connection with its investigations as Commodore and CXI-ASE Acquisition Corp. or their counsel or other representatives shall have reasonably requested.

         6.7 No Adverse Change. No material adverse change shall have occurred in the assets, liabilities, business, operations, properties, prospects or condition (financial or otherwise) of ASE.

         6.8 Absence of Litigation. No action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, shall have been instituted or threatened against any party hereto or shall have become reasonably possible of assertion against any party hereto before or by any court, administrative agency or body or governmental authority or any arbitration panel which in the sole discretion of Commodore and CXI-ASE Acquisition Corp. renders it inadvisable to proceed with the consummation of transactions contemplated by this Agreement.

         6.9 Corporate Resolutions. The ASE Shareholders shall have delivered to Commodore and CXI-ASE Acquisition Corp. fully executed resolutions of the ASE Shareholders and directors of ASE, in proper form under the laws of Delaware, authorizing the execution and delivery of this Agreement, the closing, and all things reasonably incident thereto.

         6.10 Inter Sese Release. Sciences, each of the Sciences Shareholders, ASE and the ASE Shareholders, shall have made, executed and delivered to each other a mutual release of all their respective claims, demands, suits, causes of actions, damages and losses whatsoever, including those arising under the Sciences Letter of Intent, or any preceding or subsequent oral or written agreements.

         6.11 Conditions to Sciences Merger Agreement. Each of the conditions to the Sciences Merger Agreement shall have occurred prior to or on the Closing Date.

         6.12 Escrow Agreement. Each of the ASE Shareholders, the Sciences Shareholders and Commodore shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit 6.12.

         6.13 Consents. Any person or governmental authority whose consent is necessary to consummate the merger shall have been obtained in a form and substance satisfactory to Commodore and CXI-ASE Acquisition Corp. prior to or on the Closing Date.

         6.14 Resignations. The ASE Shareholders shall have delivered to Commodore and CXI-ASE Acquisition Corp. the written resignation of all of the officers and members of the Board of Directors of ASE and each of its Subsidiaries except with respect to those whose continuing services Commodore and CXI-ASE Acquisition Corp. has expressly agreed prior to Closing.

         6.15 Commodore's and CXI-ASE Acquisition Corp.'s Merger Consideration. The ASE Shareholders shall have delivered to Commodore and CXI-ASE Acquisition Corp. certificates representing all 1,000 shares of outstanding ASE Common Stock.

                7. CONDITIONS OF CLOSING - THE ASE SHAREHOLDERS.

         7.1 Representations and Warranties of Commodore and CXI-ASE Acquisition Corp.. The representations and warranties (whether or not so captioned) of Commodore and CXI-ASE Acquisition Corp. made in this Agreement or made by Commodore and CXI-ASE Acquisition Corp. in any document or certificate delivered to the ASE Shareholders pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         7.2 Covenants of Commodore and CXI-ASE Acquisition Corp.. Commodore and CXI-ASE Acquisition Corp. shall have fully performed and complied with all material covenants, terms and agreements (whether or not so captioned) to be performed and complied with by them on or before the Closing Date.

         7.3 Corporate Resolutions. Commodore and CXI-ASE Acquisition Corp. shall have delivered to the ASE Shareholders fully executed resolutions of their respective shareholders and directors, in proper form under the laws of Delaware, authorizing the execution and delivery of this Agreement, the Closing, and all things reasonably incident thereto.

         7.4 Non-Taxable Event. The Merger shall, in the opinion of the ASE Shareholders, qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

         7.5 Opinion of Counsel. The ASE Shareholders shall have received an opinion of counsel to Commodore and CXI-ASE Acquisition Corp. in form acceptable to the ASE Shareholders.

         7.6 AMEX Listing. The Commodore Common Stock issued pursuant to this Agreement shall have been listed on the AMEX subject to official notice of issuance.

         7.7 Material Adverse Effect. Except as disclosed in the SEC Documents, since June 28, 1996, there shall not have been any material adverse change in the business, assets, financial condition or prospects of Commodore and its subsidiaries, taken as a whole.

         7.8 Registration Rights Agreement. The ASE Shareholders and Commodore shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit 7.8.

         7.9 ASE Merger Consideration. Commodore shall have delivered to the ASE Shareholders certificates representing the ASE Merger Consideration in the amounts and to the individual ASE Shareholders described on Schedule 7.9 attached hereto.

                        8. TERMINATION PRIOR TO CLOSING.

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  A. By the mutual written consent of the parties hereto; or

                  B. By any of the parties hereto in writing if the Merger shall not have been consummated on or before September 30, 1996, unless the failure to consummate the Merger is the result of a default by the party (with Commodore and CXI-ASE Acquisition Corp. collectively being deemed a party and the ASE Shareholders being deemed a party) seeking to terminate this Agreement; or

                  C. By Commodore in writing if the ASE Shareholders shall have breached this Agreement in any material respect; or

                  D. By the ASE Shareholders in writing if Commodore or Newco I shall have breached this Agreement in any material respect; or

                  E. By any of the parties hereto in writing if any court of competent jurisdiction or any governmental entity shall have issued an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger or shall have authorized the filing or taking of any action seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger.

         8.2 Effect on Obligations. Termination of this Agreement pursuant to this Article 8 shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to clauses (C) or (D) of Section
8.1 shall not relieve any breaching party from any liability to the other parties hereto.

                 9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         9.1 Commodore's Reliance.

                  A. The parties agree that, notwithstanding any right of Commodore to fully investigate the affairs of ASE, and notwithstanding any knowledge of facts determined or determinable by Commodore pursuant to such investigation or right of investigation, Commodore has the right to rely fully upon the representations and warranties of the ASE Shareholders and ASE, and on the accuracy of any document, certificate or schedule annexed hereto or delivered to Commodore pursuant hereto. Except as hereinafter set forth, all such representations and warranties of the ASE Shareholders and ASE contained in this Agreement or in any document, certificate or schedule annexed hereto or delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months from the Closing Date.

                  B. The ASE Shareholders' liability arising under any representation or warranty contained herein (whether or not so captioned) which representation or warranty is alleged or proven to be fraudulently made shall survive for a period of time coincidental with any applicable federal or state statute of limitation for claims based on intentional misrepresentation, fraud, securities fraud or similar federal or state law in connection with this Agreement.

         9.2      The ASE Shareholders' Reliance.

                  A. The parties agree that, notwithstanding any right of the ASE Shareholders fully to investigate the affairs of Commodore and CXI-ASE Acquisition Corp., and notwithstanding any knowledge of facts determined or determinable by the ASE Shareholders pursuant to such investigation or right of investigation, the ASE Shareholders have the right to rely fully upon the representations and warranties of Commodore and CXI-ASE Acquisition Corp. and their agents, servants, employees and representatives and on the accuracy of any document, certificate or schedule annexed hereto or delivered to the ASE Shareholders pursuant hereto. All such representations and warranties of Commodore and CXI-ASE Acquisition Corp. and their agents, servants, employees and representatives, contained in this Agreement or in any document, certificate or schedule annexed hereto or delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of 18 months from the Closing Date.

                  B. Commodore's liability arising under any representation or warranty contained herein (whether or not so captioned) which representation or warranty is alleged or proven to be fraudulently made shall survive for a period of time coincidental with any applicable federal or state statute of limitation for claims based on intentional misrepresentation, fraud, securities fraud or similar federal or state law in connection with this Agreement.

                              10. INDEMNIFICATION.

         10.1 Obligation of the ASE Shareholders to Indemnify.

                  A. Subject to limitations set forth in Section 10.5 and provided that Commodore is not in default of its obligations under this Agreement, the ASE Shareholders shall indemnify, defend and hold harmless Commodore, ASE, and their successors and assigns, from and against any and all losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees) arising out of or due to any breach of any of the representations, warranties, covenants or undertakings of the ASE Shareholders contained in this Agreement or in any document, certificate or schedule annexed hereto or delivered to Commodore pursuant to this Agreement.

                  B. In addition to the indemnity provided in paragraph A above, subject to the limitations set forth in Section 10.5 and provided that Commodore is not in default of its obligations under this Agreement, the ASE Shareholders, severally and not jointly as against the Sciences Shareholders, shall indemnify and hold harmless Commodore, Sciences and their successors and assigns, from and against one-half of any and all losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees, but not including the use by Sciences of its net operating loss carry forward or its deferred tax asset to offset income resulting from any IRS tax audit) arising out or due to any breach of any of the representations, warranties, covenants or undertakings of the Sciences Shareholders contained in Sections 3.7- 3.23, 3.25-3.31 and 3.34 (as Section 3.34 applies to the foregoing sections) of the Sciences Merger Agreement (the "Operations Representations") or in any document, certificate or schedule annexed to the Sciences Merger Agreement or delivered to Commodore pursuant to the Operations Representations. Without in any way limiting the foregoing, the ASE Shareholders shall not be liable for any damages arising out of or due to any breach of representations, warranties, covenants or undertakings in Sections 3.1-3.6, 3.24, 3.32 and 3.33 of the Sciences Merger Agreement.

         10.2 Obligation of Commodore to Indemnify. Subject to limitations set forth in Section 10.5 and provided that the ASE Shareholders are not in default of their obligations under this Agreement, Commodore shall indemnify, defend and hold harmless the ASE Shareholders from and against any and all losses, liabilities, damages or deficiencies (including interest, penalties and reasonable attorneys' fees) arising out of or due to a breach of any of the representations, warranties, covenants or undertakings of Commodore or CXI-ASE Acquisition Corp. contained in this Agreement (whether or not so captioned) or in any document, certificate or schedule annexed hereto or delivered to the ASE Shareholders pursuant to this Agreement.

         10.3 Procedure. All claims for indemnification of payment under this
Article 10 shall be asserted and resolved as follows:

                  A. An indemnitee shall promptly give the indemnitor notice of any matter which an indemnitee has determined has given or is likely to give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide prompt notice shall not affect the right of the indemnitee to indemnification except to the extent such failure shall have resulted in liability to the indemnitor that could have been actually avoided had such notice been provided within such required time period; provided that no notice of claim shall be enforceable hereunder if it is not received by the indemnitor prior to the expiration of the survival period set forth in Article 9 hereof.

                  B. The obligations and liabilities of an indemnitor under this
         Article 10 with respect to losses arising from claims of any third party that are subject to the indemnification provided for in this
         Article 10 ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an indemnitee shall receive notice of any third party claim, the indemnitee shall give the indemnitor prompt notice of such third party claim and the indemnitor may, at its option, assume and control the defense of such third party claim at the indemnitor's expense and through counsel of the indemnitor's choice reasonably acceptable to indemnitee. In the event the indemnitor assumes the defense against any such third party claim as provided above, the indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the indemnitor in such defense and will attempt to make available on a reasonable basis to the indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnitor. In the event the indemnitor does not elect to conduct the defense against any such third party claim, the indemnitor shall cooperate with the indemnitee (and be entitled to participate at is own cost) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the indemnitee. The indemnitor understands that if such third party claim results in an obligation to indemnify hereunder, damages shall include all reasonable costs and expenses of such defense. Except for the settlement of a third party claim that involves payment of money only and for which the indemnitee is totally indemnified by the indemnitor, no third party claim may be settled without the written consent of the indemnitee, which consent shall not be unreasonably withheld.

                  C. If the indemnitor shall object to a claim for indemnity hereunder, a written notice of such objection setting forth in reasonable detail the basis for such objection shall be promptly provided to the indemnitee (which notice of objection as to any third party claim may in effect be a "reservation of rights" notice neither admitting nor denying an obligation to indemnify hereunder). The parties shall attempt to resolve any dispute arising from the indemnitor's objection to a claim for indemnity within 30 days of the indemnitor's receipt of such claim, provided that if such dispute cannot be so resolved, the party seeking indemnification may take any action available at law or in equity to resolve such claim and such dispute. If the claim objected to shall thereafter be determined to have been a valid claim, damages shall include interest at the prime rate as quoted from time to time by CitiBank of New York (the "Prime Rate") from the date the claim is first made by the indemnitee until fully paid.

                  D. No claims for indemnification may be made by any of the parties if this Agreement terminates prior to Closing; provided, however, this provision shall not prohibit a party from taking action for any breach of this Agreement.

         10.4 Adjustment of Liability. The amount which an indemnitee shall be entitled to receive from an indemnitor with respect to a loss under this Article 10 shall be net of any insurance recovery by the indemnitee on account of such loss from an unaffiliated party and the indemnitor shall be subrogated to the rights of the indemnitee with respect to any such loss.

         10.5 Limitation on Indemnification. There shall be no indemnification recoverable against the ASE Shareholders under Section 10.1 or against Commodore under Section 10.2 for any misrepresentation or breach of warranty (whether or not so captioned) until the damages suffered by Commodore or the ASE Shareholders, as the case may be, as a result thereof shall exceed $100,000 in the aggregate and then only for damages in excess of such amount. The maximum amount of damages that Commodore may recover against the ASE Shareholders or the ASE Shareholders may recover against Commodore on account of indemnification for all misrepresentations and breaches of warranties pursuant to Section 10.1 or 10.2, as the case may be, shall be the value of one-half of the ASE Merger Consideration based on the average of the high and low prices of Commodore Common Stock on the AMEX on the day prior to the Closing Date.

         10.6 Payment.

                  A. Payment of any amounts due pursuant to this Article 10 shall be made within 30 days after notice is sent by the indemnitee or as determined upon resolution of a dispute pursuant to Section 10.3(C) hereof.

                  B. With respect to amounts due from the ASE Shareholders to Commodore pursuant to Section 10.1 hereof, such indemnification claim may be paid in shares of Commodore Common Stock or cash, at the option of the ASE Shareholder. If the ASE Shareholder elects to make such payment in shares of Commodore Common Stock (pursuant to the Escrow Agreement referred to in Section 6.12 or otherwise), the value of such shares for the purpose of determining the number of shares to be delivered to Commodore shall be the greater of (i) the average of the high and low prices of Commodore Common Stock on the AMEX on the Closing Date and (ii) the average of the high and low prices of Commodore Common Stock on the AMEX on the date that Commodore delivers the notice of its indemnity claim to the ASE Shareholders.

         10.7 Sole and Exclusive Remedy. The indemnification provisions of this
Article 10 are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein or in the Sciences Merger Agreement or for any matters relating to assets or otherwise related to the transactions contemplated hereby or thereby, except in each case with respect to any claim based on fraud in the inducement or a similar theory (including, without limitation, claims based on Rule 10b-5 under the Securities Exchange Act of 1934, as amended), and provided that nothing in this Agreement shall preclude the ASE Shareholders from seeking any remedy otherwise available to the ASE Shareholders as a shareholder of Commodore. Notwithstanding the foregoing provisions of this Section 10.7, in no event shall the terms of
Section 10.1B (several indemnification for Operations Representations) be construed to include an agreement by the ASE Shareholders to indemnify Commodore in respect of any claim by Commodore of fraud in the inducement or any similar theory against Sciences or the Sciences Shareholders.

                               11. MISCELLANEOUS.

         11.1 Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be duly given if delivered personally or sent by telefax or by registered or certified mail (notices sent by telefax or mailed shall be deemed to have been given on the date received), as follows (or to such other address as any party shall designate by notice in writing to the others in accordance herewith:

            A.       To the ASE Shareholders:

                     Tom J. Fatjo, III (representative of all ASE Shareholders) 314 N. Post Oak Lane
                     Houston, TX 77024

            With a copy to:

                     Jeff C. Dodd, Esquire
                     MAYOR, DAY, CALDWELL & KEETON
                     1900 Nations Bank Center
                     Houston, TX 77002

            B.       To A.S. Environmental, Inc. (Before Closing):

                     A.S. Environmental, Inc.
                     314 N. Post Oak Lane
                     Houston, TX 77024

                  To A.S. Environmental (After Closing)

                  A.S. Environmental, Inc.
                  150 East 58th Street
                  34th Floor
                  New York, New York 10155

         C.       To Commodore Applied Technologies, Inc. or CXI-ASE Acquisition
                  Corp.:

                  Commodore Applied Technologies, Inc.
                  150 East 58th Street
                  34th Floor
                  New York, New York 10155

         11.2 Entire Agreement. This Agreement (including the Exhibits and Schedules) contains the entire agreement among the parties with respect to the Merger and related transactions and supersedes all prior arrangements or understandings, written or oral, with respect thereto.

         11.3 Amendments. Any term or condition of this Agreement may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, authorized and executed in the same manner as this Agreement by the parties hereto.

         11.4 Waivers; Remedies. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power of privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Except as set forth in Section 10.7, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties delivered in connection with the Merger) as to which there is no inaccuracy or breach.

         11.5 Execution and Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of a counterpart shall be deemed effective upon receipt by the other party of telefaxed signature page to this Agreement, provided that such party shall nonetheless transmit its original executed signature page to the other party.

         11.6 Exhibits and Schedules. The Exhibits and Schedules and other documents attached to or delivered herewith are hereby incorporated and made a part of this Agreement as if set forth in full herein.

         11.7 Drafting. No presumption shall operate in favor of or against any party in the construction or interpretation of this Agreement as a consequence of a party's responsibility for drafting this Agreement.

         11.8 Recitals. The recital clauses of this Agreement are incorporated herein to the body as though set forth at length.

         11.9 Attorney and Professional Fees. Each party will pay his/her own attorney or professional fees in connection with this Agreement discussions leading to this Agreement.

         11.10 Captions. The captions of Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         11.11 Controlling Law. The parties hereto agree that this Agreement shall be governed and construed by the internal, substantive laws of the State of Delaware (without regard to that state's choice of law rules or doctrines) and, if applicable, the substantive law (statutory, administrative or common law) of the United States (without regard to its choice of law, rules or doctrines).

         11.12 Implementing Agreement. Subject to the other terms and conditions of this Agreement, each of the parties hereto shall take all action required of him or it to fulfill his or its obligations under this Agreement and shall otherwise use his or its best efforts to consummate the transactions contemplated hereby. Except as otherwise expressly permitted by this Agreement, each of the parties hereto agrees that he or it will not take any action which has the effect of preventing or impairing his or its performance of his or its obligations under this Agreement.

         IN WITNESS WHEREOF, and intending to be legally bound, the parties have duly executed this Agreement as of the date first written above.

                      Commodore Applied Technologies, Inc.

                      By:/s/ Paul E. Hanneson
                         -----------------------------------------
                             Paul E. Hanneson, President

                      CXI-ASE Acquisition Corp., Inc.

                      By:/s/ Paul E. Hanneson
                         -----------------------------------------
                             Paul E. Hanneson, President

                      A.S. Environmental, Inc.

                      By:   /s/
                         -----------------------------------------

                      THE ASE SHAREHOLDERS:

                      (1)/s/ First Financial Alliance Partners
                         -----------------------------------------
                          First Financial Alliance Partners, Inc.

                      (2)/s/ Tom J. Fatjo, Jr.
                         -----------------------------------------
                               Tom J. Fatjo, Jr.

                      (3)/s/ Tom J. Fatjo, III
                         -----------------------------------------
                               Tom J. Fatjo, III

                      (4)/s/ Alan B. Harp
                         -----------------------------------------
                               Alan B. Harp

                             EXHIBITS AND SCHEDULES

Schedule 1.2A     ASE Shareholders' Common Stock Ownership
Schedule 2.2      Plan of Merger
Schedule 7.9      ASE Merger Consideration
Exhibit 6.12      Escrow Agreement
Exhibit 7.8       Registration Rights Agreement